Exhibit 10.1

FIFTH ADDENDUM TO LEASE

This Fifth Addendum to Lease (the "Fifth Addendum") is made and entered into this 5th day of May, 2017, as an addendum to that certain Lease for the real property located at 350 Oak Grove Parkway, Vadnais Heights, Minnesota, made as of December 15, 2003, by and between VRT Properties, LLC, as successor to Vadnais Heights Investment Company, a Minnesota general partnership, MCHA Capital, LLC, a Minnesota limited liability company, Robert Tipler and Richard K. Mathews, ("Lessor") and MGC Diagnostics Corporation, a Minnesota corporation (f/k/a Angeion Corporation), and Medical Graphics Corporation, a Minnesota corporation (collectively "Tenant"), as amended by the First Addendum to Lease, the Second Addendum to Lease, the Third Addendum to Lease and the Fourth Addendum to Lease (as amended, the "Lease"). All capitalized terms in the Lease shall have the same meaning in this Fifth Addendum.

WHEREAS, the term of the Lease is set to expire on December 31, 2017, and Lessor and Tenant desire to enter into this Fifth Addendum regarding Tenant' s continued occupancy of the Premises and certain other matters relating to the extension.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged Lessor and Tenant agree to the following:

This Fourth Addendum hereby amends the following sections of the Lease:

1.         TERM. The term of the Lease is be extended for twelve (12) months commencing January I, 2018 and terminating on December 31, 2018.

2.         RENT. During the twelve (12) month extension period, Tenant shall pay rent to Lessor in the following amounts, which for each year shall be payable in equal monthly installments as set forth below, payable in advance on the first day of each month:

Annual Rent	Monthly Rent
$338,000.00	$28,166.67

3.         COSTS. Tenant agrees to continue to pay all costs and expenses relating to the leased premises consistent with the terms of the Lease and consistent with the ordinary course of business established by Tenant and Lessor during the term of the Lease, including without limitation, all operating expenses, taxes, utilities, maintenance and repairs, except for those specifically described below.

4.         IMPROVEMENTS. Lessor agrees to repave and stripe the parking lot at the leased premises.  Tenant will pay a one-time fee for this improvement of $5,000 payable upon completion of the project.  Lessor and Tenant agree that the parking lot improvement will begin as soon as possible with completion no later than September 15, 2017. Tenant agrees to cooperate with Lessor to permit Lessor to schedule and complete the work efficiently and on time.

5.         RENEWAL NOTIFICANTION   In the event the Tenant desires to exit the facility at the end of the Lease Term (December 31, 2018), the Tennant agrees to provide written notification of this intention on or before August 31, 2018.

6.         AUTOMATIC LEASE EXTENTION.  At the election of the Tenant, this Fifth Amendment may be automatically extended for another twelve (12) month period with a two percent (2%) increase in annual rent to $344,760 per year.

Except as amended or modified herein, all other provisions of the Lease remain in full force and effect.

IN TESTIMONY WHEREOF, Lessor and Tenant have executed this Fifth Addendum to Lease as of the day and year first above written

LESSOR:	TENANT:
VRT Properties, LLC	MGC Diagnostics Corporation
/s/ Michael A. Hafner	/s/ Todd M. Austin
By: Michael A. Hafner	By: Todd M. Austin
Its: Owner	Its: CEO